Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Phillips Edison & Company, Inc. on Form S-4 and in the joint proxy statement/prospectus of Phillips Edison & Company, Inc. and Phillips Edison Grocery Center REIT II, Inc., which is part of the Registration Statement, of our written opinion, dated July 17, 2018 appearing as Annex D to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Reasons for the Merger”, “Opinion of the PE REIT II Special Committee’s Financial Advisor”, “Background of the Mergers”, “Recommendation of the PE REIT II Board of Directors and Its Reasons for the Mergers”, “Opinion of the PE REIT II Special Committee’s Financial Advisor”, “Certain PECO Unaudited Prospective Financial Information” and “Certain PE REIT II Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ James Collins
	Name:	James Collins
	Title:	Managing Director

New York, New York
August 6, 2018